Exhibit 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE October 23, 2023

ACME UNITED REPORTS RECORD THIRD QUARTER EARNINGS

OF $0.58 PER DILUTED SHARE

SHELTON, CT – October 23, 2023 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended September 30, 2023 were $50.4 million compared to $49.7 million in the same period of 2022, an increase of 1%. Net sales for the nine months ended September 30, 2023 were $149.6 million compared to $149.8 million in the same period in 2022.

Net income was $2.2 million, or $0.58 per diluted share, for the three months ended September 30, 2023, compared to $64,000, or $0.02 per diluted share, for the same period in 2022. Net income for the nine months ended September 30, 2023 was $6.6 million, or $1.83 per diluted share, compared to $3.6 million, or $0.96 per diluted share, for the same period in 2022, an increase of 82% in net income and 91% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “I am pleased that sales at the end of the third quarter rebounded after more than a year of customer inventory reductions. In-bound shipping costs declined to historical levels. We successfully implemented a productivity plan which is resulting in $5 million of annual savings. In addition, we continued to aggressively reduce inventory. The Company paid down $26 million, or 41%, of its bank debt during the past 12 months.”

Mr. Johnsen continued, “We gained new product placement for 2024, including additional first aid and medical products at major drug and hardware chains, new Westcott cutting tools and DMT sharpeners at large retailers, and new customers for our Spill Magic clean up products. In summary, we believe we are strongly positioned for growth.”

“In September, we acquired Hawktree Solutions, Inc., which has the exclusive license for first aid, safety, and survival products with the Canadian Red Cross. Hawktree will expand our product line to address devastating fires, floods, and earthquakes. We are also excited about the additional opportunities this acquisition will open for us in our

Canada business. The business will operate from our facilities near Montreal. We expect the acquisition to be accretive starting in the fourth quarter of 2023.”

For the three months ended September 30, 2023, net sales in the U.S. segment increased 2% compared to the same period in 2022. Sales of first aid and medical products were strong. However, demand in the third quarter of 2023 was lower than in the third quarter of last year for school and office products. For the nine months ended September 30, 2023, net sales in the U.S. segment were constant compared to the same period in 2022. The nine month sales for school and office products were impacted by customer reductions of inventory in the first half of 2023.

European net sales for the three months ended September 30, 2023 increased 7% in U.S. dollars but decreased 1% in local currency compared to the same period in 2022. Net sales for the nine months ended September 30, 2023 decreased 2% in U.S. dollars and 4% in local currency compared to the same period in 2022. The declines in net sales in local currency for the three and nine month periods were mainly due to the economic recession in Europe.

Net sales in Canada for the three months ended September 30, 2023 decreased 9% in U.S. dollars and 7% in local currency compared to the same period in 2022. Net sales for the nine months ended September 30, 2023 decreased 2% in U.S. dollars but increased 3% in local currency compared to the same period in 2022. The growth in local currency in the nine months was mainly due to higher sales of first aid products.

Gross margin was 38.7% in the three months ended September 30, 2023 compared to 32.0% in the same period in 2022. Gross margin was 37.3% for the nine-month period ended September 30, 2023 compared to 33.0% for the same period in 2022. The increases in the three and the nine month periods ending September 30, 2023 were primarily due to productivity improvements in the Company’s manufacturing and distribution facilities, as well as lower in-bound freight costs.

The Company’s bank debt less cash as of September 30, 2023 was $38 million compared to $64 million as of September 30, 2022. During the twelve-month period ended

September 30, 2023, the Company paid $2 million in dividends on its common stock and generated approximately $27 million in free cash flow, including a reduction in inventory of $12 million.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Monday, October 23, 2023, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13741449. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) the continuing adverse impact of inflation, including product costs, and interest rates; (iv) potential adverse effects on the Company, its customers, and suppliers resulting from the wars in Ukraine and the Middle East; (v) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, or otherwise, including trucker shortages, port closures and delays, and delays with container ships themselves; (vi) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (vii) currency fluctuations including, for example, the fluctuation of the dollar against the euro; (viii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (ix) changes in client needs and consumer spending habits; (x) the impact of competition; (xi) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2023

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2023	September 30, 2022

Net sales	$50,384	$49,744
Cost of goods sold	30,881	33,819
Gross profit	19,503	15,925
Selling, general, and administrative expenses	15,846	14,972
Operating income	3,657	953
Interest expense	816	722
Interest income	(32)	(8)
Interest expense, net	784	714
Other expense, net	55	209
Total other expense , net	55	209
Income before income tax expense	2,818	30
Income tax expense (benefit)	666	(34)
Net income	$2,152	$64

Shares outstanding - Basic	3,578	3,530
Shares outstanding - Diluted	3,721	3,692

Earnings per share - Basic	$0.60	$0.02
Earnings per share - Diluted	0.58	0.02

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2023 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2023	September 30, 2022

Net sales	$149,559	$149,849
Cost of goods sold	93,752	100,374
Gross profit	55,807	49,475
Selling, general, and administrative expenses	44,711	43,176
Operating income	11,096	6,299
Interest expense	2,595	1,459
Interest income	(78)	(16)
Interest expense, net	2,517	1,443
Other expense, net	9	354
Total other expense, net	9	354
Income before income tax expense	8,569	4,502
Income tax expense	1,984	870
Net income	$6,585	$3,632

Shares outstanding - Basic	3,558	3,525
Shares outstanding - Diluted	3,597	3,781

Earnings per share - Basic	$1.85	$1.03
Earnings per share - Diluted	1.83	0.96

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2023

(Unaudited)

Amounts in 000's	September 30, 2023	September 30, 2022

Assets:
Current assets:
Cash and cash equivalents	$5,567	$4,218
Accounts receivable, net	33,855	40,149
Inventories	54,575	66,210
Prepaid expenses and other current assets	3,779	3,989
Restricted cash	750	750
Total current assets	98,526	115,316

Property, plant and equipment, net	27,708	26,042
Operating lease right of use asset	2,300	2,891
Intangible assets, less accumulated amortization	19,546	21,296
Goodwill	8,189	8,189
Other assets	-	750
Total assets	$156,269	$174,484

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$9,976	$11,771
Operating lease liability - short term	1,165	1,142
Mortgage payable - short term	415	389
Other accrued liabilities	13,873	11,138
Total current liabilities	25,429	24,440
Long term debt	32,934	57,131
Mortgage payable, net of current portion Mortgage payable - long term	10,393	10,803
Operating lease liability - long term	1,279	1,949
Other non-current liabilities	327	1,180
Total liabilities	70,363	95,503
Total stockholders' equity	85,906	78,981
Total liabilities and stockholders' equity	$156,269	$174,484